Exhibit 10.5

SAIC, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

Amendment No. Two

Effective immediately, the SAIC, Inc. 2006 Employee Stock Purchase Plan is hereby amended as follows:

Section 11 of the plan is amended in its entirety to read as follows:

11. Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than ten percent (10%), or such lower limit set by the Committee. Compensation shall mean, in the case of employees subject to tax in the United States, all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation shall not include any long term disability or workers’ compensation payments, car allowances, relocation payments, expense reimbursements or payment of dividends on non-vested stock or payments representing dividends on stock units or stock rights and further provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. In the case of employees not subject to tax in the United States, the Committee shall establish a comparable definition of compensation. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. If payroll deductions are not permitted in a jurisdiction, participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee.

SAIC, Inc.

By:	/s/ Lucy K. Moffitt
Lucy K. Moffitt

Its:	Vice President for Finance